Exhibit (d)(21)

MATTHEWS INTERNATIONAL FUNDS

INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is made as of the 30th day of June, 2022, by and between MATTHEWS INTERNATIONAL FUNDS, a Delaware statutory trust (the “Trust”), on behalf of each series of the Trust listed in Appendix A hereto, as may be amended from time to time (individually, a “Fund” and collectively, the “Funds”), and MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Advisor” or “MICM”).

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets of the Trust;

WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of supplying investment advice, investment management and administrative services as an independent contractor;

WHEREAS, the Trust desires to retain the Advisor to render advice and investment management to the Funds pursuant to the terms and provisions of this Agreement, and the Advisor is interested in furnishing said advice and investment management; and

WHEREAS, the Trust, on behalf of the Funds, wishes to retain the Advisor to perform certain administrative services on behalf of the Funds, and the Advisor is interested in furnishing those services, subject to the oversight of the Trust’s Board of Trustees.

NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1.	Appointment of MICM.

(a)        Advisory Services. The Trust hereby appoints and employs the Advisor and the Advisor hereby accepts such appointment and employment to render investment advice and investment management with respect to the assets of the Funds for the periods and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust’s Board of Trustees.

(b)        Administrative Services. The Trust, on behalf of the Funds, hereby appoints MICM to provide or perform the administrative services specified in Section 2(b) on behalf of the Funds. MICM accepts the appointment and agrees to furnish through its own organization, or through third-party service providers (the “Service Providers”), as the case may be, those administrative services as part of its Investment Management Fee as described in Section 8 of this Agreement. MICM agrees that the administrative services required to be furnished hereunder shall be furnished in compliance with all relevant provisions of state and federal law, and in compliance with all applicable rules and regulations of all relevant regulatory agencies, including, without limitation, the 1940 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the applicable rules and regulations promulgated thereunder, and the conduct Rules of the Financial Industry Regulatory Authority, Inc.

2.	Duties of MICM.

(a) Advisory	Duties.

(i)        General Duties. The Advisor shall act as investment adviser to the Funds and shall supervise investments of the Funds on behalf of the Funds in accordance with the investment objectives, programs and restrictions of the Funds as provided in the Trust’s governing documents, including, without limitation, the Trust’s Trust Instrument and By-Laws, or otherwise and such other limitations as the Trustees may impose from time to time in writing to the Advisor. Without limiting the generality of the foregoing, the Advisor shall: (i) furnish the Funds with advice and recommendations with respect to the investment of each Fund’s assets and the purchase and sale of portfolio securities for the Funds, including the taking of such other steps as may be necessary to implement such advice and recommendations; (ii) furnish the Funds with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust’s Board of Trustees may reasonably request; (iii) manage the investments of the Funds, subject to the ultimate supervision and direction of the Trust’s Board of Trustees; (iv) provide persons satisfactory to the Trust’s Board of Trustees to act as officers and employees of the Trust and the Funds (such officers and employees, as well as certain trustees, may be trustees, directors, officers, partners, or employees of the Advisor or its affiliates) but not including personnel to provide distribution services to the Funds; and (v) render to the Trust’s Board of Trustees such periodic and special reports with respect to each Fund’s investment activities as the Board may reasonably request.

(ii)        Brokerage. The Advisor shall place orders for the purchase and sale of securities either directly with the issuer or with a broker or dealer selected by the Advisor. In placing each Fund’s securities trades, it is recognized that the Advisor will give primary consideration to securing the most favorable price and efficient execution, so that each Fund’s total cost or proceeds in each transaction will be the most favorable under all the circumstances.

Within the framework of this policy, the Advisor may consider the financial responsibility, research and investment information, and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Advisor may be a party.

It is also understood that it is desirable for the Funds that the Advisor have access to investment and market research and securities and economic analyses provided by brokers and others. It is also understood that brokers providing such services may execute brokerage transactions at a higher cost to the Funds than might result from the allocation of brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the purchase and sale of securities for the Funds may be made with brokers who provide such research and analysis, subject to review by the Trust’s Board of Trustees from time to time with respect to the extent and continuation of this practice to determine whether each Fund benefits, directly or indirectly, from such practice. It is understood by both parties that the Advisor may select broker-dealers for the execution of the Funds’ portfolio transactions who provide research and analysis as the Advisor may lawfully and appropriately use in its investment management and advisory capacities, whether or not such research and analysis may also be useful to the Advisor in connection with its services to other clients.

On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of one or more of the Funds as well as of other clients, the Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients

(iii)        Delegation. The Advisor may delegate certain of its duties under this Agreement with respect to a Fund to one or more investment advisers or participating affiliates that control the Advisor, are controlled by the Advisor or are under common control with the Advisor (each, an “Advisory Affiliate”), provided that the services rendered by any Advisory Affiliate will be subject to the oversight of the Advisor and the ultimate authority of the Trust’s Board of Trustees. Any such delegation will be made pursuant to a written agreement, subject to the approval of the Trust’s Board of Trustees to the extent required by applicable law, and in accordance with applicable requirements of the 1940 Act, the Advisers Act the rules and regulations promulgated thereunder and other then-applicable regulatory requirements. The Advisor is solely responsible for payment of any fees or other charges to an Advisory Affiliate arising from such delegation, and the Trust shall have no liability therefor.

(b)        Administrative Services. MICM will provide or perform, either directly or through Service Providers, the following administrative services on behalf of the Funds on a regular basis which shall be daily, weekly, or as otherwise appropriate, unless otherwise specified by the Trust:

(i)        Oversee the activities of the Funds’ transfer agent, accounting agent, custodian and sub-administrator;

(ii)        Assist with the calculation of the net asset value of each Fund on a daily basis;

(iii)        Oversee each Funds’ compliance with its legal, regulatory and ethical policies and procedures; and

(iv)        Assist with the preparation of agendas and other materials drafted by the Funds’ third-party sub-administrator for the Trust’s Board meetings.

(v)        Respond to shareholder communications;

(vi)        Coordinate shareholder mailings, which includes transmitting proxy statements, annual and semi-annual reports, prospectuses, and other correspondence from the Funds to shareholders as required by applicable law;

(vii)        Provide periodic communications and investor education materials to shareholders, which may include communications via electronic means such as electronic mail;

(viii)        Provide certain shareholder services not handled by the Funds’ transfer agent;

(ix)        Communicate with investment advisers or broker-dealers whose clients own or hold shares in the Funds; and

(x)        Provide such other information and assistance to shareholders as may be reasonably requested by such shareholders as required by applicable law.

3.        Best Efforts and Judgment; Standard of Care.

(a)        Advisory Services. The Advisor shall use its best judgment and efforts in rendering the advisory services to the Funds as contemplated by this Agreement.

(b)        Administrative Services. MICM and the Service Providers shall be under no duty to take any action on behalf of the Funds except as specifically set forth herein or as may be specifically agreed to by MICM or the Service Providers with the Trust in writing. In the performance of the duties contemplated by Section 2(b), MICM and the Service Providers shall be obligated to exercise due care and diligence and to act in good faith and to use their best efforts. Agreements with Service Providers shall provide for at least the same standard of care, indemnification coverage, confidentiality, requirements for use of information about the Funds, and other material requirements to which MICM is subject under this Agreement. Without limiting the generality of the foregoing or of any other provision of this Agreement, neither MICM nor any Service Provider shall be liable for delays or errors or losses of data that result from acts or war or terrorism, national emergencies or catastrophes directly affecting MICM or Service Provider, but such relief from liability shall not extend to delays, errors, or losses of data that result from power failures or other contingencies that typically are addressed by contingency or emergency plans meeting industry standards.

4.        Independent Contractor. The Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent for the Trust or for the Funds. It is expressly understood and agreed that the services to be rendered by the Advisor to the Funds under the provisions of this Agreement are not to be deemed exclusive, and the Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5.        Advisor’s Personnel. The Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Advisor shall be deemed to include persons employed or retained by the Advisor to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Advisor or the Trust’s Board of Trustees may desire and reasonably request.

6.        Reports by Funds to Advisor. Each Fund will from time to time furnish to the Advisor detailed statements of its investments and assets, and information as to its investment objective and needs, and will make available to the Advisor such financial reports, proxy statements, legal and other information relating to each Fund’s investments as may be in its possession or available to it, together with such other information as the Advisor may reasonably request.

7.        Expenses. During the term of this Agreement, except for (i) the Investment Management Fee payable under this Agreement; (ii) interest, taxes and governmental fees (including, but not limited to, income, excise, transfer and withholding taxes and any accrued deferred tax liability); (iii) expenses of a Fund incurred with respect to the acquisition and disposition of portfolio securities, commodities or other financial instruments and the execution of portfolio transactions, including brokerage commissions; (iv) dividends and other expenses on securities sold short; (v) expenses associated with securities lending, including the fees of the securities lending agent; (vi) expenses incurred in connection with any distribution plan adopted by the Trust with respect to a Fund in compliance with Rule 12b-1 under the 1940 Act, including distribution fees; (vii) acquired fund fees and expenses; (viii) litigation expenses; and (ix) any extraordinary expenses (which, for the avoidance of doubt, do not include expenses related to the organization of any subsidiary for a Fund or the ongoing corporate expenses of maintaining such subsidiary), the Advisor shall pay all of the expenses of each Fund, including but not limited to:

(a)        Salaries, Expenses and Fees of Certain Persons. Adviser (or its affiliates) shall pay all salaries, expenses, and fees of the Trustees and officers of the Trust who are officers, directors/trustees, partners, or employees of Adviser or its affiliates;

(b)        Assumption of Trust Expenses. The payment or assumption by Adviser of any expense of the Trust that Adviser is not required by this Agreement to pay or assume shall not obligate Adviser to pay or assume the same or any similar expense of the Trust on any subsequent occasion;

(c)        Preparing, Printing and Mailing of Certain Documents. The costs of preparing, setting in type, printing and mailing of prospectuses, prospectus supplements, Statements of Additional Information, annual, semiannual and periodic reports, and notices and proxy solicitation materials required to be furnished to shareholders of the Funds or regulatory authorities, and all tax returns;

(d)        Registration Fees and Expenses. All legal and other fees and expenses incurred in connection with the affairs of the Funds, including those incurred with respect to registering the Funds’ shares with regulatory authorities, listing the Funds for trading on a national securities exchange, and all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing with necessary regulatory authorities of any registration statement and prospectus, and any amendments or supplements that may be made from time to time, including registration, filing and other fees in connection with requirements of regulatory authorities;

(e)        Custodian and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the Funds’ cash, securities, and other property, including all charges of depositories, custodians, and other agents, if any;

(f)        Independent Accountant and Trust Counsel Fees and Expenses. The charges for the services and expenses of the independent accountants and legal counsel retained by the Trust, for itself, on behalf of the Funds;

(g)        Transfer Agent. The charges and expenses of maintaining shareholder accounts, including all charges of transfer, bookkeeping, and dividend disbursing agents appointed by the Trust on behalf of the Funds;

(h)        Trade Association Fees. Any membership fees, dues or expenses incurred in connection with the Trust’s membership in any trade association or similar organizations, as approved by the Trustees on behalf of the Funds;

(i)        Bonding and Insurance. All insurance premiums for fidelity and other coverage, as approved by the Trustees;

(j)        Shareholder and Board of Trustees Meetings. All expenses incidental to holding shareholders and Trustees’ meetings, including the printing of notices and proxy materials and proxy solicitation fees and expenses; and

(k)        Pricing. All expenses of pricing of the net asset value per share of each Fund, including the cost of any equipment or services to obtain price quotations.

To the extent the Advisor incurs any costs by assuming expenses which are an obligation of a Fund as set forth herein, such Fund shall promptly reimburse the Advisor for such costs and expenses, except to the extent the Advisor has otherwise agreed to bear such expenses. To the extent the services for which a Fund is obligated to pay are performed by the Advisor, the Advisor shall be entitled to recover from such Fund to the extent of the Advisor’s actual costs for providing such services

8.        Investment Management Fee.

(a)        The Funds shall pay to the Advisor, and the Advisor agrees to accept, as full compensation for all services furnished or provided to the Funds pursuant to this Agreement, an annual investment management fee not to exceed the per annum percentage of the average daily net asset value of the Funds’ shares, as set forth in the Fee Schedule attached hereto as Appendix B (the “Management Fee”), as may be amended in writing from time to time by the Trust and the Advisor.

(b)        Each Fund shall pay to the Advisor within five (5) business days after the end of each calendar month a monthly fee at the annual rate using the applicable Management Fee calculated based on the actual number of days of that month and based on the Fund’s average daily net asset value for the month. The net asset value shall be calculated in the manner provided in each Fund’s prospectus and statement of additional information then in effect.

(c)        The initial Management Fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the Management Fee to the Advisor shall be prorated for any month during which this Agreement is not in effect for a complete month according to the proportion that the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

(d)        The Advisor may, but is not required to, reduce all or a portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Funds under this Agreement. Any such reduction, reimbursement, or payment (collectively, “subsidies”) shall be applicable only to such specific subsidy and shall not constitute an agreement to continue such subsidy in the future. Any such subsidy will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis. The Advisor may seek reimbursement of any subsidies made by the Advisor either voluntarily or pursuant to a contract. The reimbursement of any subsidy must be sought no later than the end of the third fiscal year following the year to which the subsidy relates. The Advisor may not request or receive reimbursement for any subsidies before payment of the ordinary operating expenses of the Funds for the current fiscal year and cannot cause the Funds to exceed the limitation to which the Advisor has agreed in making such reimbursement.

(e)        The Advisor may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of the Funds. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Advisor hereunder.

9.	Fund Share Activities of Advisor’s Members, Officers and Employees; Code of Ethics.

(a)        The Advisor agrees that neither it nor any of its members, officers or employees shall take any short position in the shares of the Funds. This prohibition shall not prevent the purchase of shares of the Funds by any of the officers and members or bona fide employees of the Advisor or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price specified by the prospectus for the applicable Fund, which may be the current market price for Fund shares, and as allowed pursuant to the 1940 Act and the rules promulgated thereunder.

(b)        The Advisor represents that it (i) has adopted a written code of ethics pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act; (ii) has provided the Funds with a copy of the evidence of the adoption of the code of ethics by the Advisor; and (iii) will furnish such reports to the Funds as are required by Rule 17j-1 under the 1940 Act. The Advisor agrees to provide the Funds with any information required to satisfy the code of ethics reporting or disclosure requirements of the Sarbanes-Oxley Act of 2002 and any rules or regulations promulgated by the Securities and Exchange Commission (the “SEC”) thereunder (the “Sarbanes-Oxley Act”). To the extent the Advisor adopts or has adopted a separate code of ethics or amends or has amended its code of ethics to comply with such rules or regulations, the Advisor shall provide the Funds with a copy of such code of ethics and any amendments thereto.

10.         Conflicts with Trust’s Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Trust Instrument or By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and the Funds.

11.	Indemnification.

(a)        The Funds agree to indemnify and hold harmless the Advisor and its officers and directors from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, as amended (“1933 Act”), the Securities and Exchange Act of 1934, as amended (the “1934 Act”), the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising directly or indirectly from any action or thing which the Advisor takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Funds or (ii) upon oral or written instructions from an officer of the Funds, provided that the Advisor shall not be indemnified against any liability to the Funds or to the Funds’ shareholders (or any expenses incident to such liability) arising out of the Advisor’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

(b)        The Advisor agrees to indemnify and hold harmless the Funds, the Trust and its officers and Trustees from all claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising directly or indirectly from any action or thing which the Advisor or a Service

Provider takes or does or omits to take or do which is in violation of this Agreement, not in accordance with written instructions given by an officer of the Trust, in violation of written procedures then in effect, or arising out of the Advisor’s or a Service Provider’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties and obligations under this Agreement.

(c)         The Advisor shall provide such security as is necessary to prevent unauthorized use of any on-line computer facilities. The Advisor agrees to release, indemnify and hold harmless the Trust and the Funds from any all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by the Advisor, its officers, employees or agents regarding the redemption, transfer or registration of the Funds’ shares for accounts of shareholders. Officers of the Advisor will be available to consult from time to time with officers of the Trust and the Trustees concerning performance of the Advisor’s duties contemplated by this Agreement.

(d)         No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or partner or officer of the Advisor, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

12.     Non-Exclusivity. The Trust’s employment of the Advisor is not an exclusive arrangement, and the Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein. In the event this Agreement is terminated with respect to any Fund, this Agreement shall remain in full force and effect with respect to all other Funds listed on Appendix A hereto, as the same may be amended.

13.     Term. This Agreement shall become effective in respect of each Fund as of the date listed in Appendix A (as amended from time to time), contingent upon the approval of this Agreement by a vote of a majority of the outstanding voting securities of the Fund at a meeting called for the purpose of voting on such approval, and shall remain in effect for a period of two (2) years, in each case unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for each Fund for additional periods not exceeding one (l) year so long as such continuation is approved for each Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of each Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person (or otherwise as permitted under regulatory guidance issued by the SEC) at a meeting called for the purpose of voting on such approval.

14.         Termination. This Agreement may be terminated by the Trust on behalf of any one or more of the Funds at any time without payment of any penalty, by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of a Fund, upon sixty (60) days’ prior written notice to the Advisor, and by the Advisor upon sixty (60) days’ prior written notice to a Fund. The Advisor’s indemnification obligations under Section 11(b) shall survive the termination of this Agreement.

15.         Termination by Assignment. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.

16.         Transfer, Assignment. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of each affected Fund.

17.         Entire Agreement. This Agreement, including all Appendices hereto, as the same may be amended from time to time, shall constitute the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

18.         Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

19.         Notice. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postage prepaid, to the other party at the principal office of such party.

20.         Definitions. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

21.         Limitation of Trust Obligations. The Advisor agrees that the Trust’s obligations under this Agreement shall be limited to the Funds and to their assets, and that the Advisor shall not seek satisfaction of any such obligation from the shareholders of the Funds nor from any trustee, officer, employee or agent of the Trust or the Funds.

22.         Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Advisor agrees on behalf of itself and its directors, partners, officers, and employees (a) to treat confidentially and as proprietary information of the Trust and the Funds (i) all records and other information relative to the Trust and the Funds and their prior, present, or potential shareholders (and clients of said shareholders) and (ii) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (b) not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by the privacy policies adopted by the Trust and the Funds, Regulation S-P or the G-L-B Act, except after prior notification to and approval in writing by the Trust. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Advisor may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

23.         Anti-Money Laundering Compliance. The Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any respective implementing regulations (collectively, the “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Advisor agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Advisor, now and in the future. The Advisor further agrees to provide to the Trust and/or the Funds such reports, certifications and contractual assurances as may be requested by Trust and/or the Funds. The Trust and the Funds may disclose information respecting the Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

24.         Certifications; Disclosure Controls and Procedures. The Advisor acknowledges that, in compliance with the Sarbanes-Oxley Act, and the implementing regulations promulgated thereunder, the Funds are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust or the Funds, the Advisor agrees to use its best efforts to assist the Trust and the Funds in complying with the Sarbanes-Oxley Act and implementing the Funds’ disclosure controls and procedures. The Advisor agrees to inform the Trust and the Funds of any material development related to the Trust or the Funds that the Advisor reasonably believes is relevant to the certification obligations of the Funds under the Sarbanes-Oxley Act.

25.         Name of Advisor. The parties agree that the Advisor has a proprietary interest in the name “Matthews,” and the Trust agrees to promptly take such action as may be necessary to delete from its corporate name and/or the name of the Funds any reference to the name of the Advisor or the name “Matthews,” promptly after receipt from the Advisor of a written request therefore.

26.        Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

27.        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act, and any rules and regulations promulgated thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	By:	/s/ Theresa Noriega-Lum
Name:	John P. McGowan	Name:	Theresa Noriega-Lum
Title:	Vice President and Secretary	Title:	Chief Financial Officer

APPENDIX A

MATTHEWS INTERNATIONAL FUNDS

FUND SCHEDULE

(as of June 30, 2022)

Fund	Effective Date

• Matthews Emerging Markets Equity Active ETF	June 30, 2022
• Matthews Asia Innovators Active ETF	June 30, 2022
• Matthews China Active ETF	June 30, 2022

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	By:	/s/ Theresa Noriega-Lum
Name:	John P. McGowan	Name:	Theresa Noriega-Lum
Title:	Vice President and Secretary	Title:	Chief Financial Officer
Date:	June 30, 2022	Date:	June 30, 2022

APPENDIX B

MATTHEWS INTERNATIONAL FUNDS

INVESTMENT MANAGEMENT FEE SCHEDULE

(effective June 30, 2022)

The Management Fee for each Fund is as follows:

Fund	Investment Management Fee
Matthews Emerging Markets Equity Active ETF	0.79% of average daily net assets
Matthews Asia Innovators Active ETF	0.79% of average daily net assets
Matthews China Active ETF	0.79% of average daily net assets

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	By:	/s/ Theresa Noriega-Lum
Name:	John P. McGowan	Name:	Theresa Noriega-Lum
Title:	Vice President and Secretary	Title:	Chief Financial Officer
Date:	June 30, 2022	Date:	June 30, 2022

21